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FLEETWOOD CREDIT CORP
FCC 1997-A GRANTOR TRUST
$176,605,761.26 6.64% ASSET BACKED CERTIFICATES Class A
$6,405,390.30  6.83% ASSET BACKED CERTIFICATES Class B
                                                          June 16, 1997

On June 16, 1997, interest earned and principal paid on the underlying collateral for the month of May, 1997 were paid to you by First Chicago, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.10 of the Standard Terms and Conditions of Agreement Dated March 1, 1997. This payment per $1,000 or original issuance of your holdings is allocated as follows:
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
                                                         CLASS A       CLASS B
1)     Principal Distributable                         18.473922     18.473922
2)     Interest Distributable                           5.280909      5.432019

3)     Fees Paid to Servicer                          140,457.67      5,094.32
        Per certificate                                 0.795318      0.795318

4)     a)   Pool Balance after this payment       165,286,599.29  5,994,850.75
       b)   Pool Factor                                0.9359072     0.9359072

5)     Proceeds received during the period from                           0.00
        physical damage insurance.

6)     a) Reserve Fund Balance                                    3,631,871.87
       b) % of Pool Balance                                              2.12%

7)     Servicer Letter of Credit Amount (L.C. Terminated 2/95)             N/A
            % of Pool Balance                                              N/A

8)     Proceeds received during the period from
        dealer repurchase obligations related to                          0.00
        defaulted receivables

9)    a)  Aggregate ammount of Paid-Ahead Receivables                      N/A
      b)  Aggregate amount of Unreimbursed Advances
             with respect to Paid-Ahead Receivables                        N/A
      c)  Change from Previous Month                                       N/A

10)     Aggregate unreimbursed Advances
            Prior Month                                             848,906.38
            Change from Previous Month                               (5,944.99)
            This Month                                              842,961.39

11)     Certificate Balance                       165,286,599.29  5,994,850.75

12)     Class A Principal Carryover Shortfall                             0.00
                Change from preceding period                              0.00
        Class A Interest Carryover Shortfall                              0.00
                Change from preceding period                              0.00
        Class B Principal Carryover Shortfall                             0.00
               Change from preceding period                               0.00         Class B Interest
               Carryover Shortfall                                        0.00
               Change from preceding period                               0.00
13)     Realized Losses                                              11,794.05
               Change from preceding period                           5,110.52
14)     Amount due Class B but paid to Class A (subordination)            0.00


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